Exhibit 99.01
Greg King Resigns as President of Valero Energy Corporation
SAN ANTONIO, December 11, 2007 — Valero Energy Corporation (NYSE: VLO) announced today that Greg King has decided to resign as President of Valero Energy Corporation and to leave the company effective December 31, 2007.
“This was unexpected, but I want to thank Greg for his dedication to Valero’s success over his more than 14 years with the company,” said Bill Klesse, Chairman of the Board and Chief Executive Officer of Valero Energy Corporation. “I would also like to personally thank him for his support and loyalty over the last two years. We wish Greg and his family much success and happiness in the future.”
Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 21,000 employees and 2006 annual revenues of more than $90 billion. The company owns and operates 17 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.1 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with approximately 5,800 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.